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               [TRANSAMERICAN REFINING CORPORATION LETTERHEAD]




                                                          NEWS RELEASE


FOR IMMEDIATE RELEASE
CONTACT: SIMON WARD
PHONE:   (281) 987-8600
FAX:     (281) 986-8865

            TRANSAMERICAN REFINING CORP. UPDATES PROJECT STATUS &

                 CAPITAL IMPROVEMENT PROGRAM BUDGET ESTIMATE

HOUSTON, SEPTEMBER 1, 1998 - TransAmerican Refining Corporation
("TransAmerican") today said that it had completed a revised estimate of the cost to complete its Capital Improvement Program ("CIP") at its Norco, Louisiana refinery complex. TransAmerican said that it had revised the budget for the CIP, after performing an extended detailed review of all available data in conjunction with Baker & O'Brien, Construction Supervisor, and its engineering contractors.

The Company now estimates that remaining expenditures of $121 to $145 million are required to complete the CIP, depending upon the use of an unallocated contingency amount of $24 million. These remaining expenditures would result in total CIP costs of $648 to $672 million. Management is considering various alternatives to fund the completion of the refinery.

The cost increases resulted primarily from acceleration of the construction schedule for the CIP, resulting in extensive overtime charges, low overall labor productivity and increased costs to expedite delivery of equipment; inadequate engineering quality on the HDS Unit, resulting in substantial rework and lower labor productivity; the extensive refurbishment required of used equipment; poor contractor estimates and cost controls, work planning and reporting; and increased competition for labor requiring higher labor compensation.

The Crude Unit and Vacuum Unit are currently operating at a crude input rate of 110,000 to 120,000 barrels per day. The Company has achieved mechanical completion of the Delayed



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Except for the historical information contained herein, the matters set forth in this news release may contain forward looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Factors which may cause actual results to differ include engineering problems, work stoppages, further cost overruns, personnel or material shortages, casualty losses, unavailability of financing, competition and fluctuations in feedstock and product prices, over which the Company may have no control. Investors are directed to consider the risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
                                   (more)
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Coking Unit, HDS Unit and 160 tons per day Sulfur Unit and expects to place these units in operation in September. The CIP is expected to be mechanically complete by the end of March and fully operational by the end of May 1999, approximately eight months ahead of the date required by the Senior Secured Notes indenture of TransAmerican's parent, TransAmerican Energy Corporation. TransAmerican Energy Corp. currently owns 100% of the outstanding common stock of TransAmerican Refining Corp. and approximately 72% of the equity of TransTexas Gas Corp.

TransAmerican Refining owns and operates a large refinery, located near New Orleans, undergoing a capital improvement program that is expected to allow it to process 200,000 barrels per day of mixed feedstock, including a large component of heavy, sour crude.







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Except for the historical information contained herein, the matters set forth in this news release may contain forward looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Factors which may cause actual results to differ include engineering problems, work stoppages, further cost overruns, personnel or material shortages, casualty losses, unavailability of financing, competition and fluctuations in feedstock and product prices, over which the Company may have no control. Investors are directed to consider the risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
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